Proposed Resolution (PHL)

Approval to Use Power of Attorney by President for SEC Registration Statements

WHEREAS:	The Company has separate accounts that are registered with the Securities and Exchange Commission (“SEC”) under the Investment Company Act of 1940 and may have other such separate accounts in the future (“Registered Separate Accounts”);

WHEREAS:	The Registered Separate Accounts have effective registration statements with the SEC under the Securities Act of 1933 for variable annuity or variable life insurance policies, and may have other such registration statements in the future;

WHEREAS:	The President (including any Acting President) of the Company is authorized to act on behalf of the Company and any Registered Separate Account thereof; and

WHEREAS:	For avoidance of doubt, for purposes of signing any registration statement with SEC or any amendment thereto, the Board wishes to authorize the President to sign on behalf of the Company and any Registered Separate Account thereof pursuant to power of attorney.

NOW, THEREFORE, BE IT:

RESOLVED:	That the Board hereby authorizes the President, for purposes of signing any initial or amended registration statement with the SEC on behalf of the Company and/or any Registered Separate Account thereof, to designate one or more attorneys-in-fact pursuant to power of attorney, granted in the President’s discretion, to sign on the President’s behalf.

RESOLVED:	That the Board hereby authorizes the President to take any and all other necessary and proper actions to effectuate the submission of any and all initial or amended SEC registration statements for the Company or any Registered Separate Account thereof.